EXHIBIT 10.6

Murphy Oil Corporation

Non-Qualified Deferred Compensation Plan for Non-Employee Directors

Effective as of February 3, 2016

TABLE OF CONTENTS

Article 1

Definitions

Article 2

Participation

Section 2.01. Participation	3
Section 2.02. Cessation of Active Participation	3

Article 3

Deferral Elections

Section 3.01. Deferral Agreement	4
Section 3.02. Election to Defer Director Compensation	4
Section 3.03. Timing of Election to Defer	4
Section 3.04. Election of Payment Schedule and Form of Payment	5

Article 4

Participant Account

Section 4.01. Individual Accounts	6

Article 5

Investment of Contributions

Section 5.01. Investment Options	6
Section 5.02. Adjustment of Accounts	6
Section 5.03. Distributions of Accounts	7

Article 6

Right to Benefits

Section 6.01. Vested Interest	7

i

ii

iii

PURPOSE

The Murphy Oil Corporation Non-Qualified Deferred Compensation Plan for Non-Employee Directors (the “Plan”) became effective as of February 3, 2016. The purpose of the Plan is to permit eligible non-employee directors to defer receipt of certain compensation into a subsequent tax year which would otherwise be payable to them in the then-current tax year.

Article 1
Definitions

Pronouns used in the Plan are in the masculine gender but include the feminine gender unless the context clearly indicates otherwise. Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

“Account” means an account established by the Administrator for the purpose of recording amounts credited on behalf of each Participant under the Plan, and any income, expenses, gains, losses or distributions included thereon. The Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to each Participant pursuant to the Plan.

“Administrator” means the Law Department – Equity Plans of the Company and delegates operating under the authority of the Law Department – Equity Plans, including authorized third-party service providers, except that for all matters pertaining to the establishment, continuance, availability to Plan participants, operation and termination of the Company Stock Fund (as defined in Section 5.01(b)(i) of the Plan) and for all matters (including, without limitation, interpretation of the Plan) directly relating to participation, claims or benefits associated with individuals who are then Directors, “Administrator” shall mean the Compensation Committee.

“Annual Retainer Fees” means the annual cash fees (other than Meeting Fees) paid to a Director by the Company for service on the Board or committees of the Board, including the Board retainer, supplemental retainers, including committee chair and member retainers and any other forms of retainer paid to a Director for service on the Board.

 “Beneficiary” means the persons, trusts, estates or other entities designated under Section 6.02 to receive benefits under the Plan upon the death of a Participant. “Contingent Beneficiary” means the persons, trusts, estates or other entities designated under Section 6.02 to receive benefits under the Plan upon the death of a Participant and in the event that the designated Beneficiary predeceases a Participant.

“Board” means the Board of Directors of the Company.

“Change of Control”  shall mean a “change in control” within the meaning of Code Section 409A.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. All references herein to any Section of the Code shall include any successor provision thereto and the Treasury Regulations and other authority issued under such Section by the appropriate governmental authority.

“Company” means Murphy Oil Corporation and any successor organization.

“Company Stock” and “Company Stock Fund” shall have the respective meanings set forth in Section 5.01(b)(i).

“Compensation Committee” means the Executive Compensation Committee of the Board, the composition of which may change from time to time.

“Contingent Beneficiary” shall have the definition set forth in the definition of “Beneficiary”.

“Director” means a non-employee member of the Board.

“Director Compensation” means Annual Retainer Fees and Meeting Fees.

“Disabled” or “Disability”  means either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan.

“Effective Date” means February 3, 2016, the effective date of this Plan.

“Immediate Family” of a person means such person’s spouse, children, siblings, mother-in-law and father-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law.

“Key Employee” means a participant who is a “specified employee” as defined in Code Section 409A.  For purposes of this definition, a “specified employee” under Code Section 409A is an employee who, as of the date of his Separation from Service, is a “key employee” (within the meaning of Code Section 416(i) without regard to paragraph 5 thereof relating to beneficiaries) of the Company or any entity which is considered to be a single employer with the Company under Code Section 414(b) or 414(c) (the “Controlled Group”).  A Participant shall be a Key Employee if the Participant is (i) an officer of the Company having annual compensation greater than $170,000 for 2016 (and as indexed thereafter under Code Section 416(i)), (ii) a 5-percent (5%) owner of the Company, or (iii) a 1-percent (1%) owner of the Company having annual compensation of more than $150,000, at any time during the twelve (12) month period ending on December 31, but only if a Controlled Group member has any stock that is publicly traded on an established securities market or otherwise. A Participant will be considered to be a Key Employee for the period April 1 through March 31 following such December 31 determination.  The Company may apply an alternative method to identify Key Employees in accordance with Code Section 409A, provided that the alternative method (i) is reasonably designed to include all Key Employees, (ii) is an objectively determinable standard, and (iii) results in either all employees or no more than 200 employees being identified as Key Employees as of any date.  For purposes of this Plan, Key Employee shall include a Director, when applicable.

“Meeting Fees” means fees paid to a Director for attendance at meetings of the Board or meetings of the Board’s committees.

“Participant” means any Director who becomes a participant in the Plan pursuant to Article 2.  An individual who becomes a Participant as provided in the preceding sentence shall remain a Participant until he or she no longer has an undistributed Account balance under the Plan.

“Plan” means the Murphy Oil Corporation Non-Qualified Deferred Compensation Plan for Non-Employee Directors, and as it may be amended from time to time.

“Plan Year” means the twelve (12) consecutive month period beginning January 1st and ending December 31st of any given year.

“Separation from Service” means a “separation from service” of a Director within the meaning of Code Section 409A.

“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant.

“Valuation Date” means each business day of the Plan Year and such other date(s) as designated by the Company.

Article 2
Participation

Section 2.01.Participation.  Each Director shall become a Participant in the Plan by executing a deferral agreement in accordance with the provisions of Article 3.

Section 2.02.Cessation of Active Participation.  In the event that a Participant incurs a Separation from Service for any reason, such Participant, as applicable, may not make deferral elections under Article 3 and any deferral election presently in effect with respect to compensation not yet earned by such Director shall terminate immediately; however, any compensation subject to a valid deferral election under the Plan and earned with respect to any period preceding the effective time of such cessation of the right to defer compensation hereunder shall be deferred pursuant to such election, even if such crediting of such amount to his Account occurs after such effective time. At the discretion of the Company or the Administrator, an individual who has become a Participant in the Plan shall cease to be entitled to defer compensation hereunder at the time and in such manner as determined by the Company or the Administrator to be necessary or appropriate to comply with applicable law or regulations or to coordinate with other benefit plans of the Company; provided, however, that such cessation is permitted and consistent with the requirements of Code Section 409A. Upon any termination of a Participant’s right to defer compensation hereunder, the provisions of Section 7.02 shall continue to apply to such Participant’s Account.

Article 3
Deferral Elections

Section 3.01.Deferral Agreement.  Each Director may elect to defer compensation amounts otherwise payable to him currently for a Plan Year by executing a deferral agreement in accordance with (a) rules and procedures established by the Administrator, (b) the provisions of this Article 3, and (c) Code Section 409A. The deferral agreement may separately specify for each discrete type of compensation (e.g., Annual Retainer Fees and Meeting Fees) the whole number percentage multiple (in one percent (1%) increments and subject to the percentage limitations otherwise described herein) that the Participant elects to defer, the payment schedule and form of payment of the deferred amount.

A new deferral agreement must be executed in a timely manner (as set forth in this Article 3) for each Plan Year during which the Director elects to defer compensation. A Director who does not execute a deferral agreement in a timely manner shall be deemed to have elected zero deferrals for such Plan Year.

A deferral agreement may be changed or revoked at any time during the respective election periods specified in Section 3.03. A deferral agreement becomes irrevocable at the close of the respective election period. An irrevocable deferral election may be subsequently modified only as permitted in Section 7.02.

Section 3.02.Election to Defer Director Compensation.  A Director may elect to defer up to one hundred (100%) of his Director Compensation for a Plan Year.

Section 3.03.Timing of Election to Defer.  (a) A Director who desires to defer Director Compensation otherwise payable during a Plan Year must, except to the extent set forth in subsections (b) and (c), execute a deferral agreement in accordance with the procedures established by the Administrator and within the election period preceding the

Plan Year during which the Director Compensation will be earned, as specified by the Administrator (but not later than December 31st immediately preceding such Plan Year) and deferral will be irrevocable as of such date.

(a)A Director who desires to defer his Director Compensation otherwise payable during the Plan Year in which the Plan becomes effective must execute a deferral agreement in accordance with the procedures established by the Administrator (but not later than  30 days after the Effective Date, which election will relate to Annual Retainer Fees and Meeting Fees earned subsequent to such election and will be irrevocable as of such date).

(b)A new Director may elect to defer his Director Compensation in accordance with the rules of this Section 3.03 except that his initial deferral agreement, which will be irrevocable, must be executed within the thirty (30)-day period beginning on the date he first becomes a Director and will relate only to Annual Retainer Fees and Meeting Fees earned subsequent to the date of such initial deferral agreement.

Section 3.04.Election of Payment Schedule and Form of Payment.  (a) At the time a Director completes a deferral agreement provided by the Administrator, the Director may separately elect for each type of compensation being deferred (i.e., Annual Retainer Fees, Meeting Fees or individual components thereof) the following items: (i) the date of distribution or commencement of distribution of each deferred amount, (ii) the form of payment in which each deferred amount will be distributed (e.g., lump sum or annual installments), and (iii) if applicable and as may be provided by the Administrator, whether the amount distributed will be in cash, Company Stock (as defined in Section 5.03) or a combination of cash and Company Stock. Subject to the provisions of Article 7, a Director may elect to receive distribution of his deferred amount in a single lump sum or annual installment distributions over a period certain not exceeding ten (10) years. If the Participant should elect installment payments over a designated time period; each installment payment shall be considered a separate payment for purposes of Code Section 409A.

(a)Pursuant to the Participant’s election, the balance of a Participant’s Account shall be distributed as follows:

(i)on a Separation from Service; or

(ii)on an identified and specific date; or

(iii)on the earlier of (A) Separation from Service or (B) an identified and specific date. This option (iii) provides that the date of distribution specified in the deferral agreement will be honored unless a Separation from Service intervenes before the scheduled date of distribution, in which case payment will be made, in the form originally elected by the Participant, not later than the date that is ninety (90) days after the Separation from Service date.

In addition, a Participant may elect at the time a deferral agreement is completed a “Change of Control Override.”  A Change of Control Override election provides that the date and form of distribution specified in the deferral agreement will be honored unless a Change of Control intervenes before the scheduled date of distribution, in which case, payment will be made in a single lump sum within ninety (90) days after the effective date of the Change of Control without regard to whether Participant has incurred a Separation from Service. Notwithstanding any provision in the Plan to the contrary, for purposes of effectuating an accelerated payment hereunder pursuant to a Change of Control Override, the term “Change of Control” shall mean a Change of Control (as defined in Article 1 of the Plan) but only to the extent that the event causing the Change of Control qualifies under Code Section 409A(a)(2)(A)(v).

Article 4
Participant Account

Section 4.01.Individual Accounts.  The Administrator will establish and maintain an Account for each Participant that reflects deferrals made pursuant to Article 3, together with earnings, expenses, gains and losses that are attributable to investments of such account as provided in Article 5. The amount a Participant elects to deter in accordance with Article 3 shall be credited to the Participant’s Account at the time the amount subject to the deferral election would otherwise have been payable to the Participant but for his deferral election. The Administrator will establish and maintain such other accounts and records as it determines, in its discretion, to be reasonably required or appropriate to discharge its duties under the Plan.

Article 5
Investment of Contributions

Section 5.01.Investment Options.  (a) The amount credited to a Participant’s Account shall be treated as notionally invested in the investment options as designated for this purpose by the Administrator.

(a)Investment options available under the Plan shall include:

(i)An investment fund (the “Company Stock Fund”) deemed invested in notional (phantom) shares of Company common stock (“Company Stock”).  Dividends or other distributions on or in respect of Company Stock will be deemed to be invested in notional (phantom) shares of Company Stock on the date such dividend or distribution is otherwise to be paid to the Company’s shareholders; and

(ii)One or more additional notional investment funds as may be determined from time to time by the Administrator in the Administrator’s sole discretion.

Section 5.02.Adjustment of Accounts.  The amount credited to a Participant’s Account shall be adjusted for hypothetical investment earnings, including dividends, or losses in an amount equivalent to the earnings or losses reported by the investment options selected by the Participant or Beneficiary from among the investment options provided in Section 5.01.  A Participant may, in accordance with rules and procedures established by the Administrator, change the investments to be used for the purpose of calculating future hypothetical investment adjustments to the Participant’s Account, which election change shall be effective as of the Valuation Date coincident with or next following notice to the Administrator. The Account of each Participant shall be adjusted as of each Valuation Date to reflect: (a) the hypothetical investment earnings and/or losses described above; (b) Participant deferrals; and (c) distributions or withdrawals from the Account.

Section 5.03.Distributions of Accounts.  All distributions of Participant Accounts under the Plan shall be made in cash.

Article 6
Right to Benefits

Section 6.01.Vested Interest.  At all times, each Participant has a one hundred percent (100%) non-forfeitable interest in all amounts credited to his Account.

Section 6.02.Death.  Notwithstanding any prior election regarding the form or timing of his distribution, the balance or remaining balance credited to a Participant’s Account shall be paid to his Beneficiary in a single lump-sum cash payment within ninety (90) days following the Participant’s death. If multiple Beneficiaries have been designated by the Participant, each Beneficiary shall receive a single lump-sum cash payment of his specified portion of the Participant’s Account balance within such ninety (90) day period. If the Participant has not specified percentages for multiple Beneficiaries, his Account will be divided and distributed to them on a per capita basis.

A Participant may designate a Beneficiary or Beneficiaries, or change any prior designation of Beneficiary or Beneficiaries in accordance with rules and procedures established by the Administrator (including, but not limited to, the right to require the consent of a Participant’s spouse in the event the spouse is not named as the sole primary Beneficiary).

If a designated Beneficiary predeceases a Participant, the amount apportioned to that designated Beneficiary shall be payable to the designated Contingent Beneficiary, if any. If a Beneficiary dies within thirty (30) days of the date the Participant dies, the Beneficiary shall be considered to have predeceased the Participant for purposes of this Section 6.02.

If the Administrator finds either that there is no designated Beneficiary for all or a portion of a Participant’s Account, or that the designated Beneficiary and any Contingent Beneficiary for all or a portion of a Participant’s account have predeceased the Participant, the amount in question shall be paid as follows: (a) if the Participant leaves a surviving spouse, the entire Account balance shall be paid to the surviving spouse, and (b) only if the Participant leaves no surviving spouse, the entire Account balance shall be paid (i) first to the executor or administrator of the Participant’s estate, or (ii) if there is no administration of his estate, to the Participant’s heirs at law, as determined by the Administrator.

Notwithstanding the preceding provisions of this Article 6 and to the extent not prohibited by state or federal law, if a Participant is divorced from his spouse and, at the time of his death, is not remarried to the person from whom he was divorced, any designation of such divorced spouse shall be null and void unless the contrary is expressly stated in a writing that is filed by the Participant with the Administrator and accepted by the Administrator.  The amount that would otherwise have been paid to such divorced spouse shall instead be paid to the persons specified in accordance with the applicable provisions of this Article 6 as if such divorced spouse did not survive the Participant.

If the Administrator is in doubt as to the right of any person to receive any amount hereunder, the Administrator, in its discretion, may direct that the entire Account balance be paid into any court of competent jurisdiction in an interpleader action, and such payment shall be a full and complete discharge of any liability or obligation under the Plan to the full extent of such payment.

Section 6.03.Disability.  Notwithstanding any prior election regarding the form or timing of his distribution, the balance or remaining balance credited to a Participant’s Account shall be paid to the Participant in a single lump-sum cash payment within ninety (90) days following the date the Participant is determined to be Disabled.

Article 7
Distribution of Benefits

Section 7.01.Amount of Benefits.  The amount credited to a Participant’s Account as determined under Articles 4,  5 and 6 shall determine and constitute the basis for the value of benefits payable to the Participant under the Plan.

Section 7.02.Method and Timing of Distributions.  Subject to Sections 7.03 and 7.04, distributions under the Plan shall be made at the time and in the manner provided in Section 3.04. If allowed by the Administrator, a Participant may elect to further delay the payment date for a minimum period of sixty (60) months from the originally scheduled date of payment, provided that such election to delay payment (a) is made at least twelve (12) months before a scheduled date of payment and (b) is not effective until at least twelve (12) months after the date on which the election is made. A re-deferral election must be made in accordance with procedures and rules established by the Administrator, which shall be construed and administered in accordance with Code Section 409A.  For the avoidance of doubt, installment payments shall be treated as a series of separate payments hereunder, and any subsequent deferral elections with respect to one or more installments must each separately comply with Code Section 409A.  The Participant may, at the same time the date of payment is re-deferred, change the form of payment provided that such change in the form of payment does not effectuate an acceleration of payment. Notwithstanding any provision contained herein to the contrary, a distribution made to a Key Employee due to his Separation from Service (for any reason except due to his death) shall not be made before the date which is six (6) months after the date the Key Employee has a Separation from Service unless otherwise permitted under Code Section 409A, such as in the event of his death.

Section 7.03.Unforeseeable Emergency.  A Participant may request a distribution due to an Unforeseeable Emergency. The request must be in writing and must be submitted to the Administrator along with evidence that the circumstances constitute an Unforeseeable Emergency. The Administrator has the discretion to require whatever evidence it deems necessary to determine whether a distribution is warranted. Whether a Participant has incurred an Unforeseeable Emergency will be determined by the Administrator on the basis of the relevant facts and circumstances in its sole discretion, but, in no event, will an Unforeseeable Emergency be deemed to exist if the hardship can be relieved: (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Participant’s assets to the extent such liquidation would not itself cause severe financial hardship, or (c) by cessation of deferrals under the Plan. A distribution due to an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need and may also include any amount necessary to pay any federal, state or local income taxes or penalties that are reasonably anticipated to result from the distribution. The distribution will be made in the form of a single lump-sum cash payment without regard to any prior distribution election. Any distribution under this Section 7.03 shall be deducted from the Participant’s Account balance as of the date of the distribution.

Section 7.04.Cashouts of Minimal Interests.  If the amount credited to the Participant’s Account does not exceed the current dollar limitation under Code Section 402(g)(1)(B) ($18,000 in 2016, as adjusted under the Code in future years, or such higher dollar amount as Treasury Regulations may establish for cashouts of minimal interests under Code Section 409A), at the time he has a Separation from Service, and such Participant is not a Key Employee, the Company reserves the right to pay such amount to the Participant in accordance with the requirements of Code Section 409A in a single lump-sum cash payment within ninety (90) days following such Separation from Service, regardless of whether the Participant (i) had made a different election regarding time or form of payment or (ii) was receiving installment payments at the time of Separation from Service. In the case of a Key Employee, such cashout payment shall not be made before the date that is at least six (6) months from the date of his Separation from Service or such earlier date upon which such amount can be paid under Code Section 409A without being subject to taxation thereunder.

Section 7.05.Distribution to a Key Employee.  Notwithstanding any provision of the Plan to contrary, any lump sum or installment payment distribution payable to a Participant who is a Key Employee due to his Separation from Service (for any reason except due to his death) shall not be made before the date that is six (6) months after the date of his Separation from Service.

Article 8
Amendment and Termination

Section 8.01.Amendment by Company.  The Company reserves the right to amend the Plan through action of the Board or the Compensation Committee. An amendment must be in writing and executed by an officer authorized to take such action.  Each amendment shall not be effective prior to approval by the Board or the Compensation Committee in its resolution, unless necessary to comply with applicable laws or regulations. No amendment can directly or indirectly deprive any current or former Participant or Beneficiary of all or any portion of his Account balance that has accrued as of the date of such amendment. In addition to amendments made by the Board or the Compensation Committee, the Company’s Chief Financial Officer and General Counsel, acting jointly (the “Authorized Officers”), may approve, adopt and execute any amendment to the Plan that is necessary for purposes of legal compliance, to clarify ambiguities in the Plan document, and to simplify non-material administrative processes, as the Authorized Officers may, in their best judgment, so determine; provided further that the Authorized Officers may not terminate the Plan. The Authorized Officers together may delegate to another officer of the Company the authority to execute an amendment to the Plan that has been approved jointly by the Authorized Officers.

Notwithstanding the preceding paragraph of this Section 8.01, the Plan may be amended if required to conform the Plan to the requirements of the Code for deferred compensation plans including Code Section 409A. No such amendment for this exclusive purpose shall be considered prejudicial to the interest of a Participant or a Beneficiary hereunder.

Section 8.02.Retroactive Amendments.  An amendment made by the Company in accordance with Section 8.01 may be made effective on a date prior to the first day of the Plan Year in which it is adopted if such amendment is necessary or appropriate to enable the Plan to satisfy the applicable requirements of the Code or to any other change in federal law or to any regulations or ruling thereunder. Any retroactive amendment by the Company shall be subject to the provisions of Section 8.01.

Section 8.03.Special Plan and Deferral Election Amendments.  Notwithstanding Sections 8.01 or 8.02 or any other provision of the Plan or a deferral election agreement to the contrary, the Company has reserved the unilateral right and discretion to amend the Plan and a Participant’s deferral elections hereunder to the extent necessary to comply with Code Section 409A, or to be exempt from the application of Code Section 409A, to the maximum extent permitted under Code Section 409A.

Section 8.04.Plan Termination.  The Plan has been adopted with the intention and expectation that it will be continued indefinitely. The Company, however, reserves the right to terminate the Plan at any time without any liability for any such discontinuance or termination.  In accordance with Code Section 409A, termination of the Plan shall not, by itself, create a distribution event.  Upon termination of the Plan, distribution of benefits shall be made to Participants and Beneficiaries in the same manner and at the same time as described in the Plan, unless one of the following termination events occurs, in which case, all such amounts shall be distributed in a lump sum upon termination, or upon the earliest date allowable under Code Section 409A:

(a)the Company’s termination and liquidation of the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A);

(b)the Company’s termination and liquidation of the Plan pursuant to irrevocable action taken by the Company within the thirty (30) days preceding or twelve (12) months following a change of control event (within the meaning of Code Section 409A), provided that all agreements, methods, programs, and other arrangements sponsored by the Company or an affiliated entity that are aggregated under Code Section 409A are terminated and liquidated with respect to each Participant that experiences the change in control event; or

(c)the Company’s termination and liquidation of the Plan, provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company; (ii) the Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated under Code Section 409A if the same Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements sponsored by the Company that are terminated and liquidated; (iii) no payments in liquidation of the Plan are made within twelve (12) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would have been payable absent the termination and liquidation; and (iv) the Company does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Code Section 409A if the same Participant participated in both plans, at any time within three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

Section 8.05.Distribution Upon Termination of the Plan.  Upon termination of the Plan, no further contributions that have not accrued as of the termination date shall be made under the Plan.  Each Participant’s Account at the time of termination shall continue to be governed by the terms of the Plan until fully distributed in accordance with the terms of the Plan.

Article 9
The Trust

Section 9.01.Establishment of Trust.  The Company may, but is not required to, establish a trust, or use an existing trust, to hold amounts which the Company may contribute from time to time to correspond to some or all amounts credited to Participants under Section 4.01. If the Company elects to establish a trust, the provisions of Sections 9.02 and 9.03 shall be operative.

Section 9.02.Grantor Trust.  The Company may establish a trust, or use an existing trust, between the Company and a trustee pursuant to a separate written trust agreement. Any such trust shall be created as a grantor trust under the Code Sections 671-678, and the establishment of the trust shall not cause the Participant to realize current income on amounts contributed to the trust. In the event that the Company establishes such a trust or uses an existing trust, the Company shall be under no obligation to place assets in such trust to secure the Company’s payment obligations under the Plan.

Section 9.03.Investment of Trust Funds.  Any amounts contributed to a trust described in this Article 9 may be invested by the trustee in accordance with the provisions of the trust agreement and the instructions of the Administrator or the Company. Trust investments need not reflect the hypothetical investments selected by Participants under Section 5.01 for the purpose of adjusting Account balances, and the investment results of the trust shall not affect the hypothetical investment adjustments to Accounts under the Plan.

Section 9.04.Participants’ Rights Under a Trust.  The assets of any trust hereunder shall be held for the benefit of the Participants in accordance with the terms of the Plan and the trust agreement. The assets of the trust shall remain subject to the claims of the general creditors of the Company, and the rights of the Participants to the amounts in the trust shall be limited in the event that the Company becomes insolvent. No Participant or Beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the trust fund.

Article 10
Miscellaneous

Section 10.01.Unsecured General Creditor of the Company.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company as the result of participating in the Plan. For purposes of the payment of benefits under the Plan, any and all of the Company’s assets shall be, and shall remain, the general, unpledged, unrestricted assets of the Company, and as such, shall remain subject to the claims of the general creditors of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay compensation in the future.

Section 10.02.Limitation of Rights.  Nothing in this plan shall be construed to:

(a)Give any individual who provides services to the Company any right to be a Participant unless and until such person is selected under the terms of the Plan;

(b)Give any Participant any rights, other than as an unsecured general creditor of the Company;

(c)Give a Participant or any other person any interest in any trust, fund or in any specific asset of the Company; or

(d)Be evidence of any agreement or understanding, express or implied, that the Company will employ a Participant in any particular position, at any particular rate of remuneration, or for any particular time period.

Section 10.03.The Company’s Liability.  The Company’s liability for the payment of benefits under the Plan shall be defined only by the Plan and by the deferral agreements, and form and timing of payment elections, as entered into between a Participant and the Company under the Plan. The Company shall have no obligation or liability to a Participant under the Plan except as provided by the Plan.

Section 10.04.Satisfaction of Benefit Obligation.  The Company may, but is not obligated, to purchase an annuity or other insurance/financial product to satisfy the payment of benefit obligations for some or all of the Participants under the Plan. In the event that such an annuity or other product is utilized and a Participant or his Beneficiary has received the benefits entitled under the Plan from such annuity or other product, then such benefit obligation under the Plan shall be considered satisfied. Any annuity or other product used to provide funding under the Plan shall be an asset of the Company, and no Participant shall have any beneficial ownership interest in such asset of the Company.

In order to meet its contingent obligations under the Plan, the Company shall not set aside any assets or otherwise create any type of fund in which any Participant (or any person claiming under such Participant) has an interest other than that of an unsecured general creditor of the Company or that would provide any Participant, or any person claiming under such Participant, with a legally enforceable right to priority over any general creditor of the Company in the event that the Company becomes insolvent.

Section 10.05.Spend-Thrift Provision.  No amount payable or to become payable from the Plan will be subject to: (a) anticipation or assignment by any person entitled to receive benefits under the Plan; (b) attachment by, interference with, or control of any creditor of any person entitled to receive benefits under the Plan; or (c) being taken or reached by any legal or equitable process in satisfaction of any debt or liability of any person entitled to receive benefits under the Plan. Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of the Plan, any part of it or any interest in it, by any person entitled to receive benefits under the Plan prior to distribution will be void, regardless of whether that conveyance, transfer, assignment, mortgage, pledge, or encumbrance is intended to be effective before or after any distribution of benefits under the Plan. In addition, the Administrator shall not recognize any conveyance, transfer, assignment, mortgage, pledge or encumbrance by any person entitled to receive benefits under the Plan, and shall not pay any amount to any creditor or assignee of such person for any cause whatsoever. However, this Section 10.05 shall not affect the provisions of Section 10.01 regarding the claims of general creditors of the Company.

In the event that any Participant’s or Beneficiary’s benefits hereunder are attempted to be garnished or attached by order of any court, the Company, in its discretion, may bring an action or a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan.

Section 10.06.Incapacity of Participant or Beneficiary.  If the Administrator determines, in its discretion, that any Participant or Beneficiary to whom a payment is payable under the Plan is unable to care for his affairs because of illness or accident or is under a legal disability, any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative), at the discretion of the Administrator, may be paid to the spouse, child, parent, sibling of such Participant or Beneficiary or to any person whom the Administrator has determined has incurred expense for such Participant or Beneficiary. In the event that a guardian, conservator or other person legally vested with the care of any person receiving a benefit under the Plan is appointed by a court of competent jurisdiction, payments shall be made to such guardian, conservator or other person, provided that proper proof of appointment is furnished in a form and manner acceptable to the Administrator. Any payment made in accordance with this Section 10.06 shall be a complete discharge of the obligations of the Company under the Plan.

Section 10.07.Waiver.  No term or condition of the Plan shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of the Plan, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

Section 10.08.Notices.  Any notice or other communication in connection with the Plan shall be deemed delivered in writing if addressed as provided below and if either actually delivered at said address or, in the case of a letter, five (5) business days shall have elapsed after the same shall have been deposited in the U.S. mails, first-class postage prepaid and registered or certified:

(a)The Company or Administrator - If the notice is sent to the Company or Administrator, it must be sent to the then-current corporate headquarters address of the Company, provided that the envelope includes “Attn: Law Department – Equity Plans”; or

(b)Participant - The mailing or electronic address of the Participant as reflected in the then-current records of the Company. Each Participant is responsible for ensuring that the Company or Administrator has the Participant’s current mailing address under the procedure for updating mailing addresses utilized by the Company or Administrator.

Section 10.09.Tax Withholding.  The Company shall have the right to deduct from all payments or deferrals made under the Plan any tax required by law to be withheld. If the Company concludes that tax is owing with respect to any deferral or payment hereunder, the Company shall withhold such amounts from any payments due the Participant, as permitted by law, or otherwise make appropriate arrangements with the Participant or his Beneficiary for satisfaction of such obligation. A tax, for purposes of this Section 10.09 means any federal, state, local or any other governmental income tax, excise tax, or any other tax or assessment that is owed with respect to amounts deferred (and any earnings thereon) and any payments made to Participants under the Plan.

Section 10.10.Governing Law.  The Plan will be construed, administered and enforced according to the Code and other controlling federal law, and to the extent not preempted thereby, the laws of the State of Arkansas without regard to its conflicts of law principles.

Section 10.11.Intention to Comply with Code Section 409A.  The Plan is intended to comply with Code Section 409A and the final regulations and other authoritative guidance thereunder, and any ambiguous provision will be construed in a manner that is compliant with, or exempt from, the application of Code Section 409A. If any provision of the Plan would cause a Participant to incur any additional tax or interest under Code Section 409A, the Company may reform such provision to comply with Code Section 409A to the maximum extent permitted under Code Section 409A as determined by the Company.

Article 11
Plan Administration

Section 11.01.Powers and Responsibilities of the Administrator.  The Administrator has the full power, full discretion and the full responsibility to administer the Plan in all of its details, subject, however, to the applicable requirements of applicable law.  The Administrator’s powers and responsibilities include, but are not limited to, the following:

(a)To make and enforce such rules and procedures as it deems necessary or proper for the efficient administration of the Plan;

(b)To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

(c)To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d)To compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan;

(e)To determine the person or persons to whom such benefits will be paid;

(f)To authorize the payment of benefits;

(g)To appoint such agents, counsel, accountants, and consultants as may be required to assist in administering the Plan;

(h)By written instrument, to allocate and delegate its responsibilities hereunder to designated persons or entities, including without limitation, to employees of the Company; and

(i)To address and resolve any and all matters that may arise with regard to the Plan and its administration.

Section 11.02.Interpretation of the Plan.  The Administrator shall interpret, construe and construct the Plan, including correcting any defect, supplying any omission or reconciling any inconsistency. The Administrator shall have all powers necessary or appropriate to implement and administer the terms and provisions of the Plan, including the power to make findings of fact. The determination of the Administrator as to the proper interpretation, construction, or application of any term or provision of the Plan shall be final, binding, and conclusive with respect to all Participants and other interested persons.

Section 11.03.Plan Administrative Costs.  Unless otherwise determined by the Administrator, all reasonable costs and expenses (including legal, accounting, and employee communication fees) incurred by the Administrator in administering the Plan shall be paid by the Company.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused the Plan to be adopted on this 3rd day of February, 2016, to be effective as of February 3, 2016.

MURPHY OIL CORPORATION
By:	/s/ E. Ted Botner
Name:E. Ted Botner
Title:Vice President, Law and Corporation Secretary